Lyman F. Spitzer
(419) 321-1207
lspitzer@slk-law.com


                                  March 10, 2004


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                   Re:     TRANSBOTICS CORPORATION
                           Registration Statement on Form S-2
                           SEC File No. 333-TBD
                           Our File No. 068331068331

Dear Sir or Madam:

                  Attached please find a Registration Statement on Form S-2 for the registration of 3,276,420 common shares of Transbotics Corporation, a Delaware Corporation, that may be offered for sale from time to time by the selling stockholders identified in the filing. The filing fee for this regiatration statement of $373.61 has been sent to you by wire transfer as of March 10, 2004.

                  Please note that all copies of the prospectus will be accompanied by a copy of the Company's Annual Report to Stockholders for 2003. The Annual Report was filed as an exhibit to the Company's Form 10-KSB for 2003 and is incorporated by reference in the current filing, both in the text of the prospectus and as an exhibit. I trust that this will satisfy the electronic filing requirement of Item 12(c) of Form S-2. Please let me know if the Annual Report must be included in electronic format with the Registration Statement itself.

                  We intend to request acceleration of effectiveness as soon as the Form S-2 is cleared by the Commission. Please contact the undersigned at
(800) 444-6659 or (419) 321-1207 once you have made a determination as to review of this filing or if you have any questions.

                                                     Very truly yours,


                                                     Lyman F. Spitzer


LFS/dah
Enclosure
cc:  Claude Imbleau
     Philip S. Chubb